                                  EXHIBIT 11.1

                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                     (In thousands except per share amounts)

                                                      Twelve Months Ended June 30, 1996
                                                      1996           1995           1994
- -                                                   ----------      ---------      ---------
PRIMARY:
Weighted Average Shares Outstanding:
- ------------------------------------

Common shares                                        162,658        156,437        144,301

Convertible preferred shares                              --          1,610          3,048

Stock options                                         13,132         17,388         17,800
                                                   ---------       --------       --------

Total weighted average shares outstanding            175,790        175,435        165,149
                                                   ---------       --------       --------
                                                   ---------       --------       --------
Income Per Share:
- -----------------

Net income available to common stockholders         $114,512       $224,802       $141,570
                                                   ---------       --------       --------
                                                   ---------       --------       --------

Net income per share                                   $0.65          $1.28          $0.86
                                                   ---------       --------       --------
                                                   ---------       --------       --------
FULLY DILUTED:
Weighted Average Shares Outstanding:
- ------------------------------------

Common shares                                        162,658        156,437        144,301

Convertible preferred shares                              --          1,610          3,048

Zero coupon convertible subordinated
debentures                                                --          7,402          4,888

Stock options                                         13,143         17,946         18,575
                                                   ---------       --------       --------

Total weighted average shares outstanding            175,801        183,395        170,812
                                                   ---------       --------       --------
                                                   ---------       --------       --------
Income Per Share:
- -----------------

Net income available to common stockholders         $114,512       $224,802       $141,570

Add discount amortization on zero coupon
convertible subordinated debentures                       --          5,433          3,951
                                                   ---------       --------       --------

Adjusted net income                                 $114,512       $230,235       $145,521
                                                   ---------       --------       --------
                                                   ---------       --------       --------

Net income per share                                   $0.65          $1.26          $0.85
                                                   ---------       --------       --------
                                                   ---------       --------       --------
